Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Al Scott                    Brent Vandermause
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Reports Second Quarter 2023 Results

NORTHBROOK, Ill., August 1, 2023 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2023.

The Allstate Corporation Consolidated Highlights (1)
	Three months ended June 30,			Six months ended June 30,
($ in millions, except per share data and ratios)	2023	2022	% / pts Change	2023	2022	% / pts Change
Consolidated revenues	$13,979	$12,219	14.4%	$27,765	$24,555	13.1%
Net loss applicable to common shareholders	(1,389)	(1,040)	33.6	(1,735)	(406)	NM
per diluted common share (2)	(5.29)	(3.80)	39.2	(6.59)	(1.47)	NM
Adjusted net income (loss)*	(1,162)	(207)	NM	(1,504)	523	NM
per diluted common share* (2)	(4.42)	(0.75)	NM	(5.72)	1.87	NM
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income (loss) applicable to common shareholders				(17.2)%	4.2%	(21.4)
Adjusted net income (loss)*				(12.7)%	7.1%	(19.8)
Common shares outstanding (in millions)				261.8	271.2	(3.5)
Book value per common share				51.29	65.96	(22.2)

Consolidated premiums written (3)	13,731	12,644	8.6	26,596	24,503	8.5
Property-Liability insurance premiums earned	11,921	10,874	9.6	23,556	21,372	10.2
Property-Liability combined ratio
Recorded	117.6	107.9	9.7	113.1	102.7	10.4
Underlying combined ratio*	92.9	93.4	(0.5)	93.1	92.2	0.9
Catastrophe losses	2,696	1,108	143.3	4,387	1,570	179.4
Total policies in force (in thousands)				188,022	187,680	0.2
(1)Prior periods have been recast to reflect the impact of the adoption of Financial Accounting Standard Board (“FASB”) guidance revising the accounting for certain long-duration insurance contracts in the Health and Benefits segment.
(2)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(3)Includes premiums and contract charges for Allstate Health and Benefits segment.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful

“Allstate’s excellent operating capabilities enabled us to navigate a difficult external environment while building long-term value,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Severe weather resulted in 42 catastrophe events, where we remediated losses for 160,000 customers, causing net catastrophe losses of $2.7 billion in the quarter. The auto insurance profit improvement plan is being successfully implemented and we continue to increase homeowners prices in response to higher severity and catastrophes, although price increases and operating efficiency gains were largely offset by increased claim frequency and severity in the quarter. Net income for the quarter was a loss of $1.4 billion as catastrophe and underwriting losses more than offset higher investment income and profits from Protection Services and Health and Benefits.”

“Our strategy to become the lowest cost protection provider and broaden customer relationships is supporting near-term profit improvement while building a foundation for growth. Sustainable cost reductions are being implemented, lowering current and future costs. Distribution programs have improved productivity, expanded reach and lowered costs, which will drive accelerated growth as auto and homeowners insurance margins improve. Affordable, simple and connected property-liability products with sophisticated telematics pricing are being introduced through a new technology platform. Protection Plans is expanding with new products and retail relationships and in international markets. Allstate will improve results while building an enhanced business model to better serve customers, generate attractive returns for shareholders and create opportunity for the Allstate team,” concluded Wilson.

Second Quarter 2023 Results

•Total revenues of $14.0 billion in the second quarter of 2023 increased 14.4%, or $1.8 billion, compared to the prior year quarter driven by a $1.0 billion increase in Property-Liability earned premium and net gains on equity valuations in the second quarter of 2023 compared to losses in 2022.

•Net loss applicable to common shareholders was $1.4 billion in the second quarter of 2023 compared to $1.0 billion in the prior year quarter. The result was driven by increased underwriting losses primarily due to higher catastrophe losses. Adjusted net loss* was $1.2 billion, or $4.42 per diluted share, in the second quarter of 2023, compared to an adjusted net loss* of $207 million in the prior year quarter.

•Property-Liability earned premium of $11.9 billion increased 9.6% in the second quarter of 2023 compared to the prior year quarter, primarily driven by higher average premiums. The $2.1 billion underwriting loss in the quarter increased by $1.2 billion compared to the prior year quarter, driven by a $1.6 billion increase in catastrophe losses.

Property-Liability Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2023	2022	% / pts Change	2023	2022	% / pts Change
Premiums earned	$11,921	$10,874	9.6%	$23,556	$21,372	10.2%
Allstate brand	10,002	9,288	7.7	19,854	18,299	8.5
National General	1,919	1,586	21.0	3,702	3,073	20.5

Premiums written	$12,620	$11,509	9.7%	$24,403	$22,270	9.6%
Allstate brand	10,525	9,862	6.7	20,230	18,897	7.1
National General	2,095	1,647	27.2	4,173	3,373	23.7

Underwriting income (loss)	(2,094)	(864)	NM	(3,095)	(584)	NM
Allstate brand	(1,847)	(825)	NM	(2,819)	(574)	NM
National General	(248)	(38)	NM	(276)	(9)	NM

Recorded combined ratio	117.6	107.9	9.7	113.1	102.7	10.4
Underlying combined ratio*	92.9	93.4	(0.5)	93.1	92.2	0.9

◦Premiums written of $12.6 billion increased 9.7% compared to the prior year quarter driven by both the Allstate brand and National General. Allstate brand increased 6.7% primarily due to higher auto and homeowners average premium, partially offset by the impact of profitability actions on personal auto policies in force and commercial lines. National General increased 27.2% reflecting higher average premium and policies in force growth.

◦Allstate brand underwriting loss of $1.8 billion increased by $1.0 billion compared to the prior year quarter, driven by higher catastrophe losses and non-catastrophe loss costs, partially offset by higher earned premiums, less unfavorable non-catastrophe prior year reserve reestimates and lower expenses.

◦National General underwriting loss of $248 million increased by $210 million compared to the prior year quarter, reflecting higher unfavorable non-catastrophe prior year reserve reestimates, primarily related to personal auto injury coverages, and higher catastrophe and non-catastrophe losses, partially offset by higher earned premium.

◦Property-Liability underlying combined ratio* of 92.9 in the second quarter of 2023 improved 0.5 points compared to the prior year quarter, reflecting higher earned premiums and lower expenses which were partially offset by higher claim severity and auto accident frequency.

◦Allstate Protection auto insurance results reflect the impact of inflation in loss costs and the comprehensive plan to restore margins through higher rates, lower expenses, underwriting actions and claims process enhancements. National General’s distribution capacity and a broader product portfolio is generating growth through independent agents.

Allstate Protection Auto Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2023	2022	% / pts Change	2023	2022	% / pts Change
Premiums earned	$8,121	$7,348	10.5%	$16,029	$14,429	11.1%
Allstate brand	6,772	6,253	8.3	13,432	12,326	9.0
National General	1,349	1,095	23.2	2,597	2,103	23.5

Premiums written	$8,269	$7,470	10.7%	16,618	15,032	10.6%
Allstate brand	6,821	6,374	7.0	13,647	12,682	7.6
National General	1,448	1,096	32.1	2,971	2,350	26.4

Policies in Force (in thousands)				25,520	26,192	(2.6)
Allstate brand				20,821	21,979	(5.3)
National General				4,699	4,213	11.5

Recorded combined ratio	108.3	107.9	0.4	106.4	105.0	1.4
Underlying combined ratio*	102.2	102.1	0.1	102.4	100.5	1.9

◦Earned and written premiums increased 10.5% and 10.7% compared to the prior year quarter, respectively. The increase was driven by higher average premium from rate increases, partially offset by a decline in policies in force.

◦Allstate brand auto net written premium growth of 7.0% compared to the prior year quarter reflects a 14.4% increase in average gross written premium driven by rate increases, partially offset by a decline in policies in force from lower new business and retention.

◦National General auto net written premium grew 32.1% compared to the prior year quarter driven by higher average premium and increased policies in force.

◦Allstate brand auto rate increases were implemented in 34 locations in the second quarter at an average of 10.0%, resulting in an annualized total brand premium impact of 5.8% in the quarter and 7.5% through the first six months of 2023. National General auto rate increases were implemented in 27 locations in the second quarter at an average of 13.9%, resulting in an annualized total brand premium impact of 3.6% in the quarter and 5.5% through the first six months of 2023. We expect to continue to pursue additional rate increases in 2023 to improve auto insurance profitability.

◦The recorded auto insurance combined ratio of 108.3 in the second quarter of 2023 was 0.4 points above the prior year quarter, reflecting higher catastrophe losses, which were partially offset by lower unfavorable non-catastrophe prior year reserve reestimates.

◦The underlying combined ratio* of 102.2 was 0.1 point above the prior year quarter as higher incurred losses from increased claim severity and accident frequency were largely offset by higher average premium and lower expenses.

◦Allstate Protection homeowners insurance continued to grow by increasing rates and policy growth but underwriting income was negatively impacted by elevated catastrophe losses related to more frequent and severe weather events.

Allstate Protection Homeowners Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2023	2022	% / pts Change	2023	2022	% / pts Change
Premiums earned	$2,883	$2,566	12.4%	$5,693	$5,056	12.6%
Allstate brand	2,537	2,281	11.2	5,025	4,491	11.9
National General	346	285	21.4	668	565	18.2

Premiums written	$3,381	$3,008	12.4%	$5,915	$5,289	11.8%
Allstate brand	2,937	2,665	10.2	5,147	4,685	9.9
National General	444	343	29.4	768	604	27.2

Policies in Force (in thousands)				7,268	7,197	1.0
Allstate brand				6,614	6,566	0.7
National General				654	631	3.6

Recorded combined ratio	145.3	107.5	37.8	132.3	95.9	36.4
Catastrophe Losses	$2,189	$913	139.8%	$3,638	$1,296	180.7%
Underlying combined ratio*	67.6	69.5	(1.9)	67.6	68.8	(1.2)

◦Earned and written premiums both increased 12.4% compared to the prior year quarter, primarily reflecting higher average premium and policies in force growth of 1.0% compared to the second quarter of 2022.

◦Allstate brand net written premium increased 10.2% compared to the prior year quarter, primarily driven by a 13.2% increase in average gross written premium due to implemented rate increases and inflation in insured home replacement costs.

◦National General net written premium grew 29.4% compared to the prior year quarter primarily due to higher average premium as rates were increased to improve underwriting margins, and policies in force growth.

◦Allstate brand homeowners implemented rate increases in 20 locations in the second quarter at an average of 12.3%, resulting in an annualized total brand premium impact of 2.5% in the quarter and 7.4% through the first six months of 2023. National General homeowners rate increases were implemented in 10 locations in the second quarter at an average of 23.5%, resulting in an annualized total brand premium impact of 3.8% in the quarter and 5.3% through the first six months of 2023.

◦The recorded homeowners insurance combined ratio of 145.3 was 37.8 points higher than the second quarter of 2022, due to catastrophe losses.

◦Catastrophe losses of $2.2 billion in the quarter increased $1.3 billion compared to the prior year quarter, primarily related to an increased number of wind/hail events and larger losses per event.

◦The underlying combined ratio* of 67.6 decreased by 1.9 points compared to the prior year quarter, driven by higher earned premium and a lower expense ratio, partially offset by higher non-catastrophe claim severity.

•Protection Services continues to broaden the protection provided to an increasing number of customers largely through embedded distribution programs. Revenues increased to $686 million in the second quarter of 2023, 9.1% higher than the prior year quarter, primarily due to Allstate Protection Plans and Allstate Dealer Services, partially offset by a decline at Arity. Adjusted net income of $41 million decreased by $2 million compared to the prior year quarter, primarily due to higher claim severity and growth investments at Allstate Protection Plans.

Protection Services Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2023	2022	% / $ Change	2023	2022	% / $ Change
Total revenues (1)	$686	$629	9.1%	$1,357	$1,256	8.0%
Allstate Protection Plans	399	338	18.0	784	667	17.5
Allstate Dealer Services	148	139	6.5	296	274	8.0
Allstate Roadside	66	64	3.1	130	129	0.8
Arity	35	52	(32.7)	72	114	(36.8)
Allstate Identity Protection	38	36	5.6	75	72	4.2
Adjusted net income (loss)	$41	$43	$(2)	$75	$96	$(21)
Allstate Protection Plans	31	36	(5)	59	79	(20)
Allstate Dealer Services	6	8	(2)	13	17	(4)
Allstate Roadside	6	1	5	10	3	7
Arity	(3)	(1)	(2)	(7)	(2)	(5)
Allstate Identity Protection	1	(1)	2	—	(1)	1
(1)Excludes net gains and losses on investments and derivatives.

◦Allstate Protection Plans’ relationships with major retailers resulted in revenue of $399 million, $61 million or 18.0% higher than the prior year quarter, reflecting expanded products and international growth. Adjusted net income of $31 million in the second quarter of 2023 was $5 million lower than the prior year quarter, primarily due to the proportion of lower margin business and higher appliance and furniture claim severity.

◦Allstate Dealer Services generated revenue of $148 million through auto dealers, which was 6.5% higher than the second quarter of 2022 due to higher earned premium from rate increases. Adjusted net income of $6 million in the second quarter was $2 million lower than the prior year quarter driven by increased claim severity.

◦Allstate Roadside revenue of $66 million in the second quarter of 2023 increased 3.1% compared to the prior year quarter driven by price increases. Adjusted net income was $5 million higher than the prior year quarter, primarily driven by increased pricing and lower loss severity from in-network sourcing.

◦Arity revenue of $35 million decreased $17 million compared to the prior year quarter, primarily due to reductions in insurance client advertising. Adjusted net loss of $3 million in the second quarter of 2023 compared to a $1 million loss in the prior year quarter reflects lower revenue.

◦Allstate Identity Protection revenue of $38 million in the second quarter of 2023 was 5.6% higher than the prior year quarter due to growth from new and existing clients. Adjusted net income of $1 million in the second quarter of 2023 compared to a $1 million loss in the prior year quarter reflects lower expenses.

•Allstate Health and Benefits premiums and contract charges decreased 2.6% compared to the prior year quarter, primarily driven by a decline in individual health and employer voluntary benefits, partially offset by growth in group health. Adjusted net income of $57 million in the second quarter of 2023 decreased $10 million compared to the prior year quarter, primarily due to a decline in employer voluntary benefits and individual health as well as growth related investments.

Allstate Health and Benefits Results (1)
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2023	2022	% Change	2023	2022	% Change
Premiums and contract charges	$453	$465	(2.6)%	$916	$933	(1.8)%
Employer voluntary benefits	245	257	(4.7)	500	520	(3.8)
Group health	110	95	15.8	217	189	14.8
Individual health	98	113	(13.3)	199	224	(11.2)
Adjusted net income	57	67	(14.9)	113	124	(8.9)
(1)Prior periods have been recast to reflect the impact of the adoption of FASB guidance revising the accounting for certain long-duration insurance contracts.

•Allstate Investments $63.7 billion portfolio generated net investment income of $610 million in the second quarter of 2023, an increase of $48 million from the prior year quarter as higher market-based income was partially offset by lower performance-based results.

Allstate Investment Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2023	2022	$ / pts Change	2023	2022	$ / pts Change
Net investment income	$610	$562	$48	$1,185	$1,156	$29
Market-based investment income (1)	536	368	168	1,043	691	352
Performance-based investment income (1)	127	236	(109)	253	542	(289)
Net gains (losses) on investments and derivatives	(151)	(733)	582	(137)	(1,000)	863
Change in unrealized net capital gains and losses, pre-tax	(342)	(1,459)	1,117	530	(3,497)	4,027
Total return on investment portfolio	0.2%	(2.8)%	3.0	2.5%	(5.6)%	8.1
Total return on investment portfolio (trailing twelve months)				4.2%	(3.5)%	7.7
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

◦Market-based investment income was $536 million in the second quarter of 2023, an increase of $168 million, or 45.7%, compared to the prior year quarter, reflecting higher yields in the $45.5 billion fixed income portfolio and extending duration to 4.4 years, from 4.0 years in the prior quarter. Investment portfolio allocations are based on the enterprise risk and return position, capital levels and expected returns. Equity risk in the market-based portfolio was reduced over the last year to lower overall risk levels.

◦Performance-based investment income totaled $127 million in the second quarter of 2023, a decrease of $109 million compared to the prior year quarter. Portfolio allocation to performance-based assets has remained stable as these investments provide a diversifying source of high returns, despite volatility in reported results. Current quarter results reflect lower valuation increases and gains on the sale of underlying investments compared to the prior year quarter.
◦Net losses on investments and derivatives were $151 million in the second quarter of 2023, compared to $733 million in the prior year quarter. Net losses in the second quarter of 2023 were driven by sales of fixed income securities.
◦Unrealized net capital losses were $2.4 billion, $342 million more than the prior quarter, as higher interest rates resulted in lower fixed income valuations.
◦Total return on the investment portfolio was 0.2% for the second quarter of 2023.

Proactive Capital Management

“Allstate’s sophisticated capital management framework is designed to ensure capital adequacy and generate attractive returns for shareholders. A robust reinsurance program is in place to mitigate losses from large catastrophes and homeowners insurance geographic exposures are managed to generate appropriate risk adjusted returns. The investment portfolio risk profile has been adjusted and fixed income duration has been extended to sustainably increase income in a higher yield environment. Share repurchases under the current $5 billion authorization were suspended in July reflecting underwriting losses,” said Jess Merten, Chief Financial Officer. “Allstate continues to proactively manage capital and has the financial flexibility, liquidity and capital resources to navigate the challenging operating environment and be positioned for growth,” concluded Merten.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 11 a.m. ET on Wednesday, August 2. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	June 30, 2023	December 31, 2022
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $47,904 and $45,370)	$45,550	$42,485
Equity securities, at fair value (cost $2,231 and $4,253)	2,290	4,567
Mortgage loans, net	823	762
Limited partnership interests	8,150	8,114
Short-term, at fair value (amortized cost $5,138 and $4,174)	5,137	4,173
Other investments, net	1,718	1,728
Total investments	63,668	61,829
Cash	699	736
Premium installment receivables, net	9,713	9,165
Deferred policy acquisition costs	5,607	5,442
Reinsurance and indemnification recoverables, net	9,151	9,619
Accrued investment income	471	423
Deferred income taxes	480	382
Property and equipment, net	945	987
Goodwill	3,502	3,502
Other assets, net	6,278	5,904
Total assets	$100,514	$97,989
Liabilities
Reserve for property and casualty insurance claims and claims expense	$40,531	$37,541
Reserve for future policy benefits	1,339	1,322
Contractholder funds	881	879
Unearned premiums	23,355	22,299
Claim payments outstanding	1,387	1,268
Other liabilities and accrued expenses	9,700	9,353
Debt	7,949	7,964
Total liabilities	85,142	80,626
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand and 81.0 thousand shares issued and outstanding, $2,050 and $2,025 aggregate liquidation preference	2,001	1,970
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 262 million and 263 million shares outstanding	9	9
Additional capital paid-in	3,786	3,788
Retained income	48,766	50,970
Treasury stock, at cost (638 million and 637 million shares)	(37,131)	(36,857)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	(1,845)	(2,255)
Unrealized foreign currency translation adjustments	(87)	(165)
Unamortized pension and other postretirement prior service credit	20	29
Discount rate for reserve for future policy benefits	(2)	(1)
Total accumulated other comprehensive income	(1,914)	(2,392)
Total Allstate shareholders’ equity	15,517	17,488
Noncontrolling interest	(145)	(125)
Total equity	15,372	17,363
Total liabilities and equity	$100,514	$97,989

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

Revenues
Property and casualty insurance premiums	$12,470	$11,362	$24,643	$22,343
Accident and health insurance premiums and contract charges	453	465	916	933
Other revenue	597	563	1,158	1,123
Net investment income	610	562	1,185	1,156
Net gains (losses) on investments and derivatives	(151)	(733)	(137)	(1,000)
Total revenues	13,979	12,219	27,765	24,555

Costs and expenses
Property and casualty insurance claims and claims expense	11,727	9,367	22,053	17,189
Accident, health and other policy benefits	258	265	523	533
Amortization of deferred policy acquisition costs	1,789	1,618	3,533	3,226
Operating costs and expenses	1,786	1,850	3,502	3,752
Pension and other postretirement remeasurement (gains) losses	(40)	259	(93)	12
Restructuring and related charges	27	1	54	13
Amortization of purchased intangibles	82	87	163	174
Interest expense	98	83	184	166
Total costs and expenses	15,727	13,530	29,919	25,065

Loss from operations before income tax expense	(1,748)	(1,311)	(2,154)	(510)

Income tax benefit	(373)	(289)	(458)	(138)

Net loss	(1,375)	(1,022)	(1,696)	(372)

Less: Net loss attributable to noncontrolling interest	(23)	(9)	(24)	(19)

Net loss attributable to Allstate	(1,352)	(1,013)	(1,672)	(353)

Less: Preferred stock dividends	37	27	63	53

Net loss applicable to common shareholders	$(1,389)	$(1,040)	$(1,735)	$(406)

Earnings per common share:
Net loss applicable to common shareholders per common share - Basic	$(5.29)	$(3.80)	$(6.59)	$(1.47)
Weighted average common shares - Basic	262.6	273.8	263.1	275.9
Net loss applicable to common shareholders per common share - Diluted	$(5.29)	$(3.80)	$(6.59)	$(1.47)
Weighted average common shares - Diluted	262.6	273.8	263.1	275.9

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended June 30,
	Consolidated		Per diluted common share
	2023	2022	2023	2022
Net loss applicable to common shareholders (1)	$(1,389)	$(1,040)	$(5.29)	$(3.80)
Net (gains) losses on investments and derivatives	151	733	0.58	2.68
Pension and other postretirement remeasurement (gains) losses	(40)	259	(0.15)	0.95
Amortization of purchased intangibles	82	87	0.31	0.32
(Gain) loss on disposition	8	(27)	0.03	(0.10)
Non-recurring costs (2)	90	—	0.34	—
Income tax expense (benefit)	(64)	(219)	(0.24)	(0.80)
Adjusted net loss * (1)	$(1,162)	$(207)	$(4.42)	$(0.75)

Weighted average dilutive potential common shares excluded due to net loss applicable to common shareholders (1)			1.7	3.2

	Six months ended June 30,
	Consolidated		Per diluted common share
	2023	2022	2023	2022
Net loss applicable to common shareholders (1)	$(1,735)	$(406)	$(6.59)	$(1.47)
Net (gains) losses on investments and derivatives	137	1,000	0.52	3.58
Pension and other postretirement remeasurement (gains) losses	(93)	12	(0.35)	0.05
Amortization of purchased intangibles	163	174	0.62	0.63
(Gain) loss on disposition	(1)	(11)	(0.01)	(0.04)
Non-recurring costs (2)	90	—	0.34	—
Income tax expense (benefit)	(65)	(246)	(0.25)	(0.88)
Adjusted net income (loss) * (1)	$(1,504)	$523	$(5.72)	$1.87

Weighted average dilutive potential common shares excluded due to net loss applicable to common shareholders (1)			2.1	3.5
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(1) In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(2) Relates to settlement costs for non-recurring litigation that is outside of the ordinary course of business.

Adjusted net income return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2023	2022
Return on Allstate common shareholders’ equity
Numerator:
Net income (loss) applicable to common shareholders	$(2,723)	$913
Denominator:
Beginning Allstate common shareholders’ equity	$18,094	$25,774
Ending Allstate common shareholders’ equity (1)	13,516	18,094
Average Allstate common shareholders’ equity	$15,805	$21,934
Return on Allstate common shareholders’ equity	(17.2)%	4.2%

($ in millions)	For the twelve months ended June 30,
	2023	2022
Adjusted net income (loss) return on Allstate common shareholders’ equity
Numerator:
Adjusted net income (loss) *	$(2,266)	$1,557

Denominator:
Beginning Allstate common shareholders’ equity	$18,094	$25,774
Less: Unrealized net capital gains and losses	(2,140)	2,165
Adjusted beginning Allstate common shareholders’ equity	20,234	23,609

Ending Allstate common shareholders’ equity (1)	13,516	18,094
Less: Unrealized net capital gains and losses	(1,845)	(2,140)
Adjusted ending Allstate common shareholders’ equity	15,361	20,234
Average adjusted Allstate common shareholders’ equity	$17,798	$21,922
Adjusted net income (loss) return on Allstate common shareholders’ equity *	(12.7)%	7.1%
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(1) Excludes equity related to preferred stock of $2,001 million and $1,970 million as of June 30, 2023 and 2022, respectively.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Combined ratio	117.6	107.9	113.1	102.7
Effect of catastrophe losses	(22.6)	(10.2)	(18.6)	(7.3)
Effect of prior year non-catastrophe reserve reestimates	(1.6)	(3.8)	(0.9)	(2.7)
Effect of amortization of purchased intangibles	(0.5)	(0.5)	(0.5)	(0.5)
Underlying combined ratio*	92.9	93.4	93.1	92.2

Effect of prior year catastrophe reserve reestimates	0.3	0.4	(0.1)	0.2

Allstate Protection - Auto Insurance	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Combined ratio	108.3	107.9	106.4	105.0
Effect of catastrophe losses	(4.2)	(1.5)	(2.7)	(1.0)
Effect of prior year non-catastrophe reserve reestimates	(1.4)	(3.8)	(0.8)	(2.9)
Effect of amortization of purchased intangibles	(0.5)	(0.5)	(0.5)	(0.6)
Underlying combined ratio*	102.2	102.1	102.4	100.5

Effect of prior year catastrophe reserve reestimates	(0.2)	(0.5)	(0.3)	(0.3)

Allstate Protection - Homeowners Insurance	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Combined ratio	145.3	107.5	132.3	95.9
Effect of catastrophe losses	(75.9)	(35.6)	(63.9)	(25.6)
Effect of prior year non-catastrophe reserve reestimates	(1.4)	(1.9)	(0.5)	(1.1)
Effect of amortization of purchased intangibles	(0.4)	(0.5)	(0.3)	(0.4)
Underlying combined ratio*	67.6	69.5	67.6	68.8

Effect of prior year catastrophe reserve reestimates	1.8	3.3	0.8	1.5

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